Exhibit 10.2
STOCK OPTION TERMS
FOR A NON-QUALIFIED STOCK OPTION (NQSO)
UNDER THE MERCK & CO., INC. 2007 INCENTIVE STOCK PLAN

These Stock Option Terms apply to the 2009 Annual Stock Option Grant. They may be amended by the Merck Compensation and
Benefits Committee of the Board of Directors as permitted by the ISP.
This is a summary of the terms applicable to the stock option specified on this document. Different terms may apply to any prior or future stock option.
I. GENERAL INFORMATION
This stock option becomes exercisable in equal installments (subject to rounding process) on the Vesting Dates indicated in the resolution to which these Stock Option Terms are attached. This stock option expires on its Expiration Date, which is the day before the tenth anniversary of the Grant Date. If your employment with the Company is terminated, your right to exercise this stock option will be determined according to the terms in Section II.
Eligibility: Regular full-time and part-time employees employed by the Company, its parent, if any, or its subsidiaries, its affiliates and its joint ventures, including officers, whether or not directors of the Company, and employees of a joint venture partner or affiliate of the Company who provide services to the joint venture with such partner or affiliate (each such person, an “Employee”), shall be eligible to participate in the Plan if designated by the Committee (“Eligible Employees”).
II. TERMINATION OF EMPLOYMENT
A. General Rule. If your employment is terminated for any reason other than those specified in the following paragraphs, the portion of this stock option that is unvested will expire on the date your employment ends; the portion of this stock option that is vested will expire on the day before the same date of the third month after your employment ends, but in no event later than the original Expiration Date.
B. Retirement. If you retire from service with the Company, this stock option will continue to become exercisable on applicable Vesting Dates and will expire on its original Expiration Date.
C. Separation. If your employment is terminated and the Company determines that such termination resulted from the elimination of your job or the sale of your subsidiary, division or joint venture, the portion of this stock option that is unvested will vest immediately upon such termination. Whether already vested on the date of your separation or vested as a result of your separation, this stock option will expire the day before the second anniversary of the date your employment with the Company ends, but in no event later than the original Expiration Date. Notwithstanding the foregoing, the Compensation and Benefits Committee of the Board of Directors of Merck & Co., Inc., may determine, for purposes of this stock option grant, whether employment with an entity that is established from the Company’s spin off, split off, split up or distribution of equity securities in connection with that entity constitutes a termination of employment or separation, and may make adjustments, if any, as it deems appropriate, at the time of the distribution of such equity securities, in the kind and/or number of shares subject to this option, and/or in the option price of such option.
D. Misconduct. If your employment is terminated as a result of your deliberate, willful or gross misconduct, this stock option (whether vested or unvested) will expire immediately upon your receipt of notice of such termination.
E. Death. If you die, the portion of this stock option that is unvested will vest immediately upon your death. Whether already vested on the date of your death or vested as a result of your death, this stock option will expire on the earlier of: (a) the day before the third anniversary of your death, or (b) the later of (i) the Original Expiration date or (ii) the day before the first anniversary of your death. This stock option will expire on such earlier date than otherwise specified in this paragraph as may be required under applicable non-U.S. law (e.g., in France, six months from the date of death).
F. Change in Control. Upon a change in control of the Company, this stock option will become fully vested and will remain exercisable for five years following termination of your employment following a change in control (but not beyond the Expiration Date). This extended exercise period does not apply in the case of termination by reasons of retirement, misconduct or death, as described in paragraphs B, D and E above or termination prior to a change in control. If this stock option does not remain outstanding following the change in control and is not converted into a successor stock option, then you will be entitled to receive cash for this option in an amount at least equal to the difference between the price paid to stockholders in the change in control and the Option Price of this stock option. A “change in control” has the same meaning that it has under the Merck & Co., Inc. Change in Control Separation Benefits Plan.
G. Joint Venture. Employment with a joint venture or other entity in which the Company has determined that it has a significant business or ownership interest (a “JV”) is not considered termination of employment for purposes of this stock option. If you transfer employment from the Company to a JV or from a JV to the Company, such employment must be approved by, and contiguous with employment by, the Company or the JV. The terms set out in paragraphs A-F above apply to this stock option while the option holder is employed by the JV.
III. TRANSFERABILITY
This stock option is not transferable and may not be assigned or otherwise transferred except, under specific terms, by executives who hold or who retired within the prior twelve (12) months from a Grade 1 or Section 16 position.
This stock option is subject to the provisions of the 2007 Incentive Stock Plan and the Rules and Regulations thereunder.
For further information regarding your stock options, you may access the Merck Stock Option homepage at http://humres.merck.com/stockoptions, which includes links to the Prospectus for the 2007 Incentive Stock Plan and the Company’s Annual Report and Proxy Statement.